SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. )

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                 Chicago Mercantile Exchange Holdings Inc.
           ---------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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         On March 13, 2002, the following communication was distributed to owners of shares of Class B-2 common stock of Chicago Mercantile Exchange Holdings Inc.:

                             P.J. Mulchrone Co.
                            Member CME, IMM, IOM


                                                       Patrick J. Mulchrone
                                                                  President


Fellow Shareholders,

     Once again I write to share my views of the CME and ultimately seek your support for my reelection to the Board.

     The role of a director has changed. Management now makes decisions we used to make in committees. The responsibility a director has of looking out for our member/shareholders best interests has not changed. I find myself reminding management that until we have an IPO our former members are our present shareholders. When these shareholder's livelihoods revolve around the trading floor - management must do a better job of communicating its vision. Managements' vision will decide where they allocate the resources we have provided them with.

     I have confidence in our CEO Jim McNulty. He has appeared to have put together a competent staff. 2001 was an amazingly profitable year for the CME. This was due almost entirely to Alan Greenspan and the raising of fees to our floor. Having a year like that, in my opinion, gave Jim McNulty time to solidify his management team and impart his philosophy on them. 2002 should be the year when he and his team hit stride. We have just announced the business venture with NYMEX. This is a good first step. While we hope single stock futures are successful, we may have to look for growth outside the CME.

     I take pride in being nominated for the sixth time by the IMM, now the B-2, nominating committee. I own B shares in each division, but make my living in the Eurodollars. As a member for over 20 years, I both broker and trade. I understand the issues of all B-2 shareholders and can communicate and represent them at the Board. You know where to find me and just as importantly I am accessible. For those of you off the floor, I can be reached at (630) 323-9872 or e-mailed at pjmulchrone@aol.com. In short, your interests are my interests.

     My passion and energy level towards our business has not subsided. At this time, experience is more important than ever. I once again ask for your support for reelection.


Sincerely,


/s/ Pat
---------------------
Patrick Mulchrone


******
On March 12, 2002, Chicago Mercantile Exchange Holdings Inc. filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 17, 2002. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

This letter has been prepared and distributed solely by the candidate. The views and opinions expressed herein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.